Exhibit 99.1

For Immediate Release September 23, 2009	Contact: Robert D. Sznewajs President & CEO 503.598.3243 Anders Giltvedt Executive Vice President & CFO 503.598.3250

West Coast Bancorp Announces Suspension of Shareholder Dividend

Lake Oswego, OR- West Coast Bancorp (NASDAQ: WCBO) announced today that it has suspended the payment of cash dividends to its shareholders.

President & CEO Robert D. Sznewajs said, “Given the Company’s operating losses over the past twelve months and the continuing weak economy, payment of cash dividends has been suspended as part of the Company’s efforts to preserve capital.”

West Coast Bancorp is a Northwest bank holding company with $2.6 billion in assets, operating 65 offices in Oregon and Washington. The company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company web site at www.wcb.com.

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